Exhibit 99.1

The Scotts Miracle-Gro Company            NEWS

ScottsMiracle-Gro Provides Financial Update for Fiscal 2012

MARYSVILLE, Ohio (June 12, 2012) - The Scotts Miracle-Gro Company (NYSE: SMG), the world's leading marketer of branded consumer lawn and garden products, today provided a financial update for fiscal 2012 to reflect the pressures driven by lower-than-expected sales and unfavorable product mix.

The Company said consumer purchases of its products at its largest retail partners in the U.S. are up 3 percent on a year-to-date basis, compared with 8 percent entering May. As a result, it expects to fall short of its previous guidance of 6 to 8 percent sales growth as well as adjusted earnings of $2.65 to $2.85 per share. An updated outlook will be provided when ScottsMiracle-Gro issues its third quarter financial results in early August.

“While we are clearly disappointed that we will fall short of our plans, there have been several key wins during the season that give us reason to be confident moving forward,” said Jim Hagedorn, chairman and chief executive officer. “We have seen unit growth in consumer purchases of our lawn fertilizer products for the first time in several years. Our controls businesses - where growth in consumer purchases has been in the high teens - are having their best season ever. In addition, our mulch business has grown by about 25 percent through the first seven months of the year. Those facts, coupled with market share gains in nearly every category, reinforce our confidence in our strategy and our brands.”

The Company said challenges this year are primarily an outcome of slowing consumer demand following a strong and early start to the lawn care season in the second quarter. However, the gardening season, which traditionally peaks in mid- to late-May, has not met expectations. Consumer purchases of Miracle-Gro branded soils and plant food are essentially in line with 2011 and appear to have been negatively impacted by an industry-wide slowdown in the sale of flower and vegetable plants. In addition, the Company said poor weather and challenging economic conditions will also cause its European business to fall short of expectations.

Gross margin rates are also likely to fall short of plan due primarily to unfavorable product mix, unplanned distribution costs associated with the strong performance of the controls and mulch businesses and reduced leverage of fixed costs.

“While we remain confident in the long-term growth opportunities in our business, it is clear that near-term category growth has become harder to achieve,” Hagedorn said. “Over the balance of the fiscal year we will pressure test our assumptions and make any necessary adjustments as we plan for the 2013 lawn and garden season.”

In an effort to provide a more detailed explanation of today's announcement, the Company has posted a video message from Hagedorn on its investor relations website, http://investor.scotts.com. Additionally, as previously announced, the Company will be presenting tomorrow, June 13, at 8 a.m. Central time at the William Blair Growth Stock Conference in Chicago. A live webcast will also be available on the website.

About ScottsMiracle-Gro
With approximately $3 billion in worldwide sales, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world's largest marketer of branded consumer products for lawn and garden care. The Company's brands are the most recognized in the industry. In the U.S., the Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S., we operate Scotts LawnService®, the second largest residential lawn care service business. In Europe, the Company's brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit us at www.scotts.com.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company's management, and the Company's assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

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The ongoing governmental investigations regarding the Company's compliance with the Federal Insecticide, Fungicide, and Rodenticide Act of 1947, as amended, could adversely affect the Company's financial condition, results of operations or cash flows;

•	Compliance with environmental and other public health regulations could increase the Company's costs of doing business or limit the Company's ability to market all of its products;

•	Disruptions in availability or increases in the prices of raw materials could adversely affect the Company's results of operations;

•	The highly competitive nature of the Company's markets could adversely affect its ability to maintain or grow revenues;

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Because of the concentration of the Company's sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company's financial results;

•	Adverse weather conditions could adversely impact financial results;

•	The Company's international operations make the Company susceptible to the costs and risks associated with operating internationally;

•	The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company's business;

•	If Monsanto Company were to terminate the Marketing Agreement for consumer Roundup products, the Company would lose a substantial source of future earnings and overhead expense absorption;

•	Hagedorn Partnership, L.P. beneficially owns approximately 30% of the Company's common shares and can significantly influence decisions that require the approval of shareholders;

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The Company may pursue acquisitions, dispositions, investments, dividends, share repurchases and/or other corporate transactions that it believes will maximize equity returns of its shareholders but may involve risks.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company's publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contact:
Jim King
Senior Vice President
Investor Relations & Corporate Affairs
(937) 578-5622